Exhibit 99.1

Nash Finch Reports Third Quarter 2011 Results

Adjusted Consolidated EBITDA1 Increased 1.4% to $45.9 Million

Adjusted EPS2 Increased 15% to $1.25 per Diluted Share

MINNEAPOLIS (November 10, 2011) — Nash Finch Company (NASDAQ: NAFC), one of the leading food distribution companies in the United States, today announced financial results for the sixteen weeks (third quarter) ended October 8, 2011.

Financial Results

Total company sales for the third quarter 2011 were $1.47 billion compared to $1.51 billion in the prior year quarter, a decrease of 2.6%.  Excluding the impact of selling or closing eight retail stores, total company third quarter comparable sales decreased 1.6% relative to last year.  Sales for the first forty weeks of 2011 were $3.67 billion compared to $3.85 billion in the prior year period, a decrease of 4.5%. Excluding the impact of the sales decrease of $53.2 million attributable to the previously announced transition of a portion of a food distribution buying group to another supplier during 2010 and the effect of selling or closing eight retail stores, total company year-to-date comparable sales decreased 2.5% relative to last year.

Consolidated EBITDA3, adjusted to exclude the impact of significant items totaling $3.3 million and $1.5 million in the third quarter 2011 and 2010, respectively, increased 1.4% to $45.9 million, or 3.1% of sales in 2011 as compared to $45.3 million, or 3.0% of sales in 2010. Including the impact of significant items, Consolidated EBITDA for the third quarter 2011 decreased by 2.7% to $42.6 million, or 2.9% of sales, as compared to $43.8 million, or 2.9% of sales, in the prior year quarter.  For the first forty weeks of 2011, Consolidated EBITDA, adjusted to exclude the impact of significant items totaling $5.3 million and $3.3 million in 2011 and 2010, respectively, increased 3.2% to $111.1 million, or 3.0% of sales in 2011, compared to $107.6 million, or 2.8% of sales in 2010.  Including the impact of significant items, Consolidated EBITDA for the third quarter year-to-date 2011 increased by 1.5% to $105.8 million, or 2.9% of sales, compared to $104.2 million, or 2.7% of sales, in the prior year period.  Consolidated EBITDA is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial results in the attached financial statements.

“The year-over-year increases in Consolidated EBITDA results and net earnings, adjusted to exclude significant items, for the third quarter and year-to-date periods were consistent with our expectations,” said Alec Covington, President and CEO of Nash Finch. “We continue to focus on operational improvements and initiatives aimed at growing sales as we and our customers weather this prolonged economic recovery.  Despite the challenging times, we have maintained our solid balance sheet and continue to look for growth opportunities.”

Net earnings in the third quarter, adjusted to exclude the impact of significant items totaling $6.3 million or $0.48 per diluted share in 2011 and a benefit of $1.1 million or $0.09 per diluted share in the 2010 quarter, increased 15.0% to $16.4 million or $1.25 per diluted share in 2011, compared to $14.3 million or $1.09 per diluted share in 2010.  Including the impact of significant items, our reported net earnings for the third quarter 2011 were $10.1 million or $0.77 per diluted share, as compared to net earnings of $15.3 million, or $1.18 per diluted share, in the prior year quarter. For the first forty weeks of 2011, net earnings, adjusted to exclude the impact of significant items totaling $10.5 million or $0.80 per diluted share in 2011 and a benefit of $0.2 million or $0.01 per diluted share in 2010, increased 12.5% to $38.1 million or $2.92 per diluted share in 2011, compared to $33.8 million or $2.56 per diluted share in 2010. Including the impact of significant items, our reported net earnings for the first forty weeks of 2011 were $27.6 million or $2.12 per diluted share, compared to net earnings of $34.0 million or $2.57 per diluted share, in the prior year period.

The following table identifies the significant items affecting our Consolidated EBITDA, net earnings and diluted earnings per share for the third quarter and year-to-date 2011 and prior year results:

(dollars in millions except per share amounts)	3rd Quarter		Year-to-date
	2011	2010	2011	2010
Significant charges
Restucturing costs related to Food Distribution overhead centralization	$ (0.9)	-	(1.4)	-
Unusual professional fees	(2.0)	-	(2.0)	-
Costs associated with retail stores sold, closed or remodeled	-	(0.2)	(0.3)	(0.2)
Gain on Retail intangible asset	-	0.3	-	0.3
Food Distribution facility closing costs	-	(0.5)	-	(1.7)
Military distribution center conversion and transition costs	(0.4)	(1.1)	(1.6)	(1.7)
			-	-
Significant charges impacting Consolidated EBITDA	$ (3.3)	(1.5)	(5.3)	(3.3)

LIFO (charges) credits	(7.1)	(0.3)	(9.7)	0.1
Retail impairments	-	-	(0.3)	-
Litigation gain	-	0.3	-	0.3
Net lease reserve changes (credits)	-	(0.4)	0.2	(0.4)
Loss on writedown of long-lived assets	-	-	(2.1)	-
			-	-
Total significant charges impacting earnings before tax	$ (10.4)	(1.9)	(17.2)	(3.3)
Income tax on significant net charges	4.1	0.8	6.7	1.3
Reversal of previously recorded tax reserves	-	2.2	-	2.2

Total significant charges impacting net earnings	$ (6.3)	1.1	(10.5)	0.2
Diluted earnings per share impact from significant items	(0.48)	0.09	(0.80)	0.01
Diluted earnings per share, as reported	0.77	1.18	2.12	2.57
Diluted earnings per share, as adjusted	$ 1.25	1.09	2.92	2.56

Military Distribution Results

(dollars in millions)	3rd Quarter		% Change	Year-to-date		% Change
	2011	2010		2011	2010
Net Sales	$ 709.7	699.7	1.4%	1,776.3	1,755.1	1.2%
Segment EBITDA[3]	21.3	17.4	22.6%	51.3	46.7	9.8%
Percentage of Sales	3.0%	2.5%		2.9%	2.7%

The military segment net sales increased 1.4% in the third quarter 2011 and 1.2% in the year-to-date 2011 period compared to the prior year.  However, a larger portion of military sales during the current year have been on a consignment basis, which are not included in our reported net sales.  The year-over-year increase in consignment sales was approximately $3.4 million during the quarter and $11.7 million in the year-to-date period.  Including the impact of consignment sales, comparable military sales increased 1.9% in the third quarter 2011 and 1.8% in the year-to-date 2011 period compared to the prior year.

The military segment EBITDA increased by $3.9 million or 22.6% in the third quarter 2011 and by $4.6 million or 9.8% in the year-to-date 2011 period compared to the same periods last year.  The increase in military EBITDA is primarily due to cost savings achieved from opening the Columbus, Georgia and Bloomington, Indiana distribution centers, cycling the Columbus start-up costs that were incurred the third quarter 2010 and from improvements in inventory management. The military EBITDA as a percentage of sales in the current quarter was 3.0% as compared to 2.5% in the third quarter last year and 2.9% as compared to 2.7% in the year-to-date periods of 2011 and 2010.

“Our Bloomington, Indiana military distribution center has exceeded expectations in the third quarter due to our ability to attract new business and our associates’ focus on operational execution. The expansion of our military footprint is helping us achieve cost savings and improved productivity.  We look forward to bringing our Oklahoma City facility on line, which will further improve the efficiency of our military network.  The Oklahoma City facility is scheduled to open in the first quarter of 2012,” said Covington.

Food Distribution & Retail Results

Food Distribution & Retail

(dollars in millions)	3rd Quarter		% Change	Year-to-date		% Change
	2011	2010		2011	2010
Sales
Food Distribution	$ 620.1	652.7	(5.0%)	1,529.9	1,689.8	(9.5%)
Retail	141.5	158.6	(10.7%)	364.5	400.3	(8.9%)
Total	$ 761.6	811.3	(6.1%)	1,894.4	2,090.1	(9.4%)
Segment EBITDA[3]
Food Distribution	$ 15.9	18.9	(15.8%)	40.3	41.8	(3.6%)
Retail	5.4	7.5	(28.4%)	14.2	15.8	(9.6%)
Total	$ 21.3	26.4	(19.4%)	54.5	57.6	(5.2%)

Percentage of Sales
Food Distribution	2.6%	2.9%		2.6%	2.5%
Retail	3.8%	4.7%		3.9%	3.9%
Total	2.8%	3.3%		2.9%	2.8%

The combined food distribution and retail segment sales decrease in the third quarter and year-to-date periods of 2011 compared to the 2010 periods was 6.1% and 9.4%, respectively.  The decrease in sales was negatively impacted by the previously announced transition of a portion of a customer buying group to another supplier during the second quarter 2010.  After adjusting to exclude this sales impact of $0.7 million in the third quarter and $53.2 million year-to-date in addition to the impact of selling four and closing four retail stores, sales declined 4.3% for the third quarter and 5.8% year-to-date.  Retail same store sales declined 0.5% as compared to the prior year quarter and 2.2% in the year-to-date comparison.

The food distribution and retail segment EBITDA decreased by $5.1 million or 19.4% in the third quarter 2011 and by $3.0 million or 5.2% in the year-to-date 2011 period compared to the same periods last year.  The decrease in third quarter EBITDA was primarily due to the previously mentioned significant items that included $2.0 million of unusual professional fees and $0.9 million of restructuring costs related to the centralization of overhead functions. The food distribution and retail segment EBITDA, adjusted to exclude the impact of significant items as a percentage of sales was 3.2% in the third quarter 2011 as compared to 3.3% in the prior year quarter.  Food distribution and retail segment EBITDA, adjusted to exclude the impact of significant items as a percentage of sales was 3.1% in the year-to-date 2011 period as compared to 2.8% in the same period last year.

“We were pleased to see the improvement in comparable sales for food distribution and retail in the third quarter and we expect comparable sales to continue to improve over the near term. We continue to partner with our customers on ways to improve their competitive position and to drive sales as we maintain our focus on improving productivity,” said Covington.

Financial Target Progress

Improvements on our key financial targets have been achieved to date since the targets were announced as part of the Company’s strategic plan in November 2006.  In particular, Consolidated EBITDA margin improved from 2.2% to 2.9% of sales and the debt leverage ratio has improved from 3.11x to 2.23x from Fiscal 2006 to the third quarter 2011.  The ratio of free cash flow to net assets excluding the impact of strategic projects has increased from 8.7% in Fiscal 2006 to 13.1% in the third quarter 2011.

The following table charts the Company’s progress towards its long-term financial targets that are anticipated to be attained through successful execution of the strategic plan.

Financial Targets	Long-term	3rd Qtr YTD	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal
	Target	2011	2010	2009	2008	2007	2006
Organic Revenue Growth[4]	2.0%	(4.5%)	(5.4%)	(0.6%)	3.1%	(2.6%)	(3.1%)
Consolidated EBITDA Margin[5]	4.0%	2.9%	2.8%	2.7%	3.1%	2.9%	2.2%
Trailing Four Quarter Free Cash Flow / Net Assets[6]		5.0%	0.9%	10.6%	12.0%	9.2%	8.7%
Trailing Four Quarter Free Cash Flow to Net Assets excluding impact of strategic projects[7]	10.0%	13.1%	8.4%	13.1%	14.0%	9.7%	8.7%
Total Leverage Ratio[8]	2.5 - 3.0 x	2.23x	2.29x	2.02x	1.75x	2.20x	3.11x

Liquidity

Total debt at the end of the third quarter of 2011 decreased by $9.6 million to $309.8 million since the end of the second quarter 2011. The Company continues to focus on effectively managing its balance sheet and is currently in compliance with all of its debt covenants.  The debt leverage ratio as of the end of the third quarter 2011 was 2.23x.  Availability on the Company’s revolving credit facility at the end of the quarter was $180.1 million.  In the fourth quarter of 2011, the Company anticipates refinancing the Asset Based Lending agreement which will provide long term financial stability.

1  Adjusted Consolidated EBITDA is defined as Consolidated EBITDA, as defined in footnote 3, adjusted for any significant charges.

2  Adjusted EPS is defined as net earnings adjusted for any significant charges divided by diluted shares outstanding.

3 References to EBITDA, Consolidated EBITDA, and segment EBITDA are calculated as earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods.  Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity.  Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.  The Company also believes investors find the information useful because it reflects the resources available for strategic investments including, for example, capital needs of the business, strategic acquisitions and debt service.

4 Organic Revenue Growth is the percentage change in revenues for a fiscal period(s) compared to the similar prior year fiscal period(s), excluding incremental revenue obtained through acquisitions.

5 Consolidated EBITDA Margin is calculated by dividing Consolidated EBITDA by sales.

6 Trailing Four Quarter Free Cash Flow to Net Assets ratio is defined as cash provided from operations less capital expenditures for property, plant & equipment during the trailing four quarters divided by the average net assets for the current period and prior year comparable period (total assets less current liabilities plus current portion of long-term debt and capital leases).

7 Trailing Four Quarter Free Cash Flow to Net Assets excluding impact of strategic projects ratio is defined as cash provided from operations less capital expenditures for property, plant & equipment (excluding capital expenditures for strategic projects) during the trailing four quarters divided by the average net assets (excluding average net assets generated from strategic projects) for the current period and prior year comparable period (total assets less current liabilities plus current portion of long-term debt and capital leases).

8 Total Leverage Ratio is defined as total debt (current portion of long-term debt and capital leases, long-term debt and capitalized lease obligations) divided by the trailing four quarters Consolidated EBITDA.

*********************************************************************************************

A conference call to review the third quarter 2011 results is scheduled for 9 a.m. CT (10 a.m. ET) on November 10, 2011.  Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch's website at http://www.nashfinch.com.  A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch's website under the heading “Audio Archives.”  A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States.  Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 36 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt.  The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center®, AVANZA®, Family Fresh Markets®, Savers Choice® and Sun Mart® trade names.  Further information is available on the Company's website at www.nashfinch.com.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements relate to trends and events that may affect our future financial position and operating results.  Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements.  For example, words such as “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe,” “intend, ” “potential” or “plan,” or comparable terminology, are intended to identify forward-looking statements.  Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.  Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:

•

the effect of competition on our food distribution, military and retail businesses;

•

general sensitivity to economic conditions, including the uncertainty related to the current state of the economy in the U.S. and worldwide economic slowdown; disruptions to the credit and financial markets in the U.S. and worldwide; changes in market interest rates; continued volatility in energy prices and food commodities;

•

macroeconomic and geopolitical events affecting commerce generally;

•

changes in consumer buying and spending patterns;

•

our ability to identify and execute plans to expand our food distribution, military and retail operations;

•

possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action and funding levels;

•

our ability to identify and execute plans to improve the competitive position of our retail operations;

•

the success or failure of strategic plans, new business ventures or initiatives;

•

our ability to successfully integrate and manage current or future businesses we acquire, including the ability to manage credit risks and retain the customers of those operations;

•

changes in credit risk from financial accommodations extended to new or existing customers;

•

significant changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•

limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•

legal, governmental, legislative or administrative proceedings, disputes, or actions that result in adverse outcomes;

•

our ability to identify and remediate any material weakness in our internal controls that could affect our ability to detect and prevent fraud, expose us to litigation, or prepare financial statements and reports in a timely manner;

•

changes in accounting standards;

•

technology failures that may have a material adverse effect on our business;

•

severe weather and natural disasters that may impact our supply chain;

•

unionization of a significant portion of our workforce;

•

costs related to a multi-employer pension plan which has liabilities in excess of plan assets;

•

changes in health care, pension and wage costs and labor relations issues;

•

product liability claims, including claims concerning food and prepared food products;

•

threats or potential threats to security;

•

unanticipated problems with product procurement; and

•

maintaining our reputation and corporate image.

A more detailed discussion of many of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC.  You should carefully consider each of these factors and all of the other information in this release.  We believe that all forward-looking statements are based upon reasonable assumptions when made.  However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements.  Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments.  Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).

Contact: Bob Dimond, Executive VP & CFO, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	Sixteen	Sixteen	Forty	Forty
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	October 8	October 9	October 8	October 9
	2011	2010	2011	2010

Sales	$1,471,357	1,510,881	3,670,741	3,845,191
Cost of sales	1,357,669	1,388,926	3,377,487	3,537,079
Gross profit	113,688	121,955	293,254	308,112
Gross profit margin	7.7%	8.1%	8.0%	8.0%

Other costs and expenses:
Selling, general and administrative	79,199	81,119	202,017	208,601
Depreciation and amortization	10,738	10,883	27,688	27,638
Interest expense	7,014	7,123	17,828	17,747
Total other costs and expenses	96,951	99,125	247,533	253,986

Earnings before income taxes	16,737	22,830	45,721	54,126

Income tax expense	6,644	7,484	18,096	20,125
Net earnings	$10,093	15,346	27,625	34,001

Net earnings per share:
Basic	$0.78	1.21	2.16	2.64
Diluted	$0.77	1.18	2.12	2.57

Declared dividends per common share	$0.18	0.18	0.54	0.54

Weighted average number of common shares
outstanding and common equivalent shares outstanding:
Basic	12,873	12,656	12,780	12,870
Diluted	13,105	13,038	13,056	13,223

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

Assets	October 8, 2011	January 1, 2011
Current assets:
Cash and cash equivalents	$681	830
Accounts and notes receivable, net	274,227	233,436
Inventories	344,886	333,146
Prepaid expenses and other	15,904	15,817
Deferred tax assets	7,619	8,281
Total current assets	643,317	591,510

Notes receivable, net	21,355	20,350

Property, plant and equipment:	665,209	649,256
Less accumulated depreciation and amortization	(407,725)	(409,190)
Net property, plant and equipment	257,484	240,066

Goodwill	166,856	167,166
Customer contracts and relationships, net	16,030	18,133
Investment in direct financing leases	2,739	2,948
Other assets	9,218	10,502
Total assets	$1,116,999	1,050,675

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$3,082	3,159
Accounts payable	279,919	230,082
Accrued expenses	57,104	60,001
Total current liabilities	340,105	293,242

Long-term debt	290,351	292,266
Capital lease obligations	16,355	18,920
Deferred tax liability, net	39,681	36,344
Other liabilities	28,384	32,899
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock - no par value.
Authorized 500 shares; none issued	-	-
Common stock of $1.66 2/3 par value
Authorized 50,000 shares; 13,677 shares issued	22,796	22,796
Additional paid-in capital	117,790	114,799
Common stock held in trust	(1,243)	(1,213)
Deferred compensation obligations	1,243	1,213
Accumulated other comprehensive loss	(10,725)	(10,984)
Retained earnings	324,502	303,584
Treasury stock at cost; 1,541 and 1,569 shares	(52,240)	(53,191)
Total stockholders' equity	402,123	377,004
Total liabilities and stockholders' equity	$1,116,999	1,050,675

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
	40 Weeks Ended
	October 8	October 9
	2011	2010
Operating activities:
Net earnings	$27,625	34,001
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	27,688	27,638
Amortization of deferred financing costs	1,409	1,411
Non-cash convertible debt interest	4,385	4,058
Amortization of rebateable loans	2,568	3,074
Provision for bad debts	683	216
Provision for (reversal of) lease reserves	631	291
Deferred income tax expense	3,999	7,510
Loss (gain) on sale of property, plant and equipment	1,316	(423)
LIFO charge (credit)	9,717	(76)
Asset impairments	363	926
Share-based compensation	4,292	6,179
Deferred compensation	646	838
Other	(644)	(730)
Changes in operating assets and liabilities
Accounts and notes receivable	(37,768)	(22,593)
Inventories	(20,973)	(55,886)
Prepaid expenses	(1,835)	1,887
Accounts payable	35,660	14,407
Accrued expenses	(2,637)	(912)
Income taxes payable	1,747	(5,305)
Other assets and liabilities	(3,968)	(200)
Net cash provided by operating activities	54,904	16,311
Investing activities:
Disposal of property, plant and equipment	3,863	575
Additions to property, plant and equipment	(47,340)	(39,853)
Business acquired, net of cash	(1,587)	-
Loans to customers	(7,285)	(1,095)
Payments from customers on loans	1,178	1,703
Other	(520)	(400)
Net cash used in investing activities	(51,691)	(39,070)
Financing activities:
Proceeds (payments) of revolving debt	(6,000)	38,000
Dividends paid	(6,549)	(6,739)
Repurchase of common stock	-	(20,267)
Payments of long-term debt	(284)	(264)
Payments of capital lease obligations	(2,256)	(3,009)
Increase (decrease) in outstanding checks	12,235	14,993
Other	(508)	-
Net cash used in by financing activities	(3,362)	22,714
Net decrease in cash	(149)	(45)
Cash at beginning of period	830	830
Cash at end of period	$681	785

	October 8	October 9
Other Data (In thousands)	2011	2010

Total debt	$ 309,788	321,941
Stockholders' equity	$ 402,123	363,683
Capitalization	$ 711,911	685,624
Debt to total capitalization	43.5%	47.0%

Non-GAAP Data
Consolidated EBITDA (a)	$ 139,042	135,503
Leverage ratio - trailing 4 qtrs. (debt to consolidated EBITDA) (b)	2.23x	2.38x

Comparable GAAP Data
Debt to earnings before income taxes (b)	4.86	25.59

(a)	Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. The amount of Consolidated
EBITDA is provided as a metric used to determine payout of performance units pursuant to our Long-Term Incentive Plan.

(b)	Leverage ratio is defined as the Company's total debt at October 8, 2011 and October 9, 2010, divided by Consolidated EBITDA for the respective four trailing quarters. The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four trailing quarters.

FY	2011
		2010	2011	2011	2011	Rolling
		Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs

Earnings before income taxes		$18,000	12,370	16,614	16,737	63,721
Add/(deduct)
	LIFO charge	129	501	2,131	7,085	9,846
	Depreciation and amortization	8,481	8,583	8,367	10,738	36,169
	Interest expense	5,656	5,459	5,355	7,014	23,484
	Settlement of pre-acquisition contingency	-	-	-	-	-
	Closed store lease costs	29	448	159	24	660
	Asset impairment	11	-	349	13	373
	Net loss (gain) on sale of real estate and other assets	-	1,796	(391)	(106)	1,299
	Stock compensation	1,692	1,159	1,372	1,761	5,984
	Subsequent cash payments on non-cash charges	(768)	(504)	(572)	(650)	(2,494)
Total Consolidated EBITDA		$33,230	29,812	33,384	42,616	139,042

		2010	2011	2011	2011	Rolling
Segment Consolidated EBITDA		Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
	Military	$14,081	15,107	14,835	21,348	65,371
	Food Distribution	14,570	10,581	13,791	15,907	54,849
	Retail	4,579	4,124	4,758	5,361	18,822
		$33,230	29,812	33,384	42,616	139,042

		2010	2011	2011	2011	Rolling
Segment profit		Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
	Military	$11,450	12,147	11,285	14,666	49,548
	Food Distribution	9,444	5,845	7,709	6,177	29,175
	Retail	1,892	(984)	2,128	1,790	4,826
	Unallocated:
	Interest	(4,786)	(4,638)	(4,508)	(5,896)	(19,828)
		$18,000	12,370	16,614	16,737	63,721

FY	2010
		2009	2010	2010	2010	Rolling
		Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
Earnings (loss) before income taxes		$(41,545)	13,330	17,966	22,830	12,581
Add/(deduct)
	LIFO credit	(2,301)	(40)	(321)	285	(2,377)
	Depreciation and amortization	9,304	8,585	8,170	10,883	36,942
	Interest expense	5,607	5,258	5,366	7,123	23,354
	Special charge	6,020	-	-	-	6,020
	Goodwill impairment	50,927	-	-	-	50,927
	Settlement of pre-acquisition contingency	-	-	-	(310)	(310)
	Closed store lease costs	1,644	-	(434)	725	1,935
	Asset impairment	722	517	301	108	1,648
	Stock compensation	1,663	1,605	1,857	2,717	7,842
	Subsequent cash payments on non-cash charges	(772)	(740)	(969)	(578)	(3,059)
Total Consolidated EBITDA		$31,269	28,515	31,936	43,783	135,503

		2009	2010	2010	2010	Rolling
Segment Consolidated EBITDA		Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
	Military	$13,399	14,761	14,542	17,412	60,114
	Food Distribution	14,284	10,257	12,623	18,889	56,053
	Retail	3,586	3,497	4,771	7,482	19,336
		$31,269	28,515	31,936	43,783	135,503

		2009	2010	2010	2010	Rolling
Segment profit		Qtr 4	Qtr 1	Qtr 2	Qtr 3	4 Qtrs
	Military	$11,566	12,918	12,663	14,270	51,417
	Food Distribution	10,303	4,904	7,636	11,666	34,509
	Retail	(1,677)	20	2,190	2,558	3,091
	Unallocated:
	Interest	(4,790)	(4,512)	(4,523)	(5,664)	(19,489)
	Special charge	(6,020)	-	-	-	(6,020)
	Goodwill impairment	(50,927)	-	-	-	(50,927)
		$(41,545)	13,330	17,966	22,830	12,581